CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information, each dated November 29, 2024, and each included in this Post-Effective Amendment No. 75 to the Registration Statement (Form N-1A, File No. 33-48926) of BNY Mellon Investment Funds VII, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated September 23, 2024, with respect to the financial statements and financial highlights of BNY Mellon Short Term Income Fund (one of the funds constituting BNY Mellon Investment Funds VII, Inc.), included in the Annual Report to Shareholders (Form N-CSR) for the year ended July 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

November 22, 2024